                                                                                                                       Exhibit 11.1
                                                     U.S. HOME AND GARDEN, INC.
                                           Statement of Computation of Per Share Earnings


                                                                          Three months ended              Nine months ended
                                                                               March 31,                      March 31,
                                                                    --------------------------------------------------------------
                                                                         1997           1996            1997           1996
                                                                    --------------------------------------------------------------

Weighted average common shares outstanding for the period               13,973,000      10,342,000     13,552,000      10,127,000

Weighted average common share equivalents                                8,723,000       8,660,000
                                                                    --------------------------------------------------------------
                                                                        22,696,000      19,002,000     13,552,000      10,127,000
                                                                    ==============================================================

Computation for Statement of Operations
--------------------------------------------------------------------

Reconciliation of net income per statement of operations to amount used in primary earnings per share computation:

Net income for the period                                              $ 2,943,011     $ 2,466,894      $ 880,584       $ 280,027

Add: Interest on debt, net of tax effect, on application of                236,651         477,250
assumed proceeds from exercise of options and warrants
in excess of 20% limitation

Add: Interest earned on proceeds in excess of those                                         41,780
                                                                    --------------------------------------------------------------
assumed applied to retire debt, net of tax effect

net income assumed for the period of calculation of per                $ 3,179,662     $ 2,985,924      $ 880,584       $ 280,027
                                                                    ==============================================================
share earnings, as adjusted

Net income per share                                                         $0.14           $0.16          $0.07           $0.03
                                                                    ==============================================================
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Note: a separate calculation of common share equivalents and the corresponding reconciliation of net income to amount used in primary earnings per share computation was not provided for the nine months ended March 31, 1997 and 1996 because it results in dilution of less than 3%.